August 20, 2013

Mr. Rich Tobin
13 Court Street
Wakefield, MA 01880

Dear Rich

On behalf of Lionbridge Technologies, Inc. (“the Company”) I am pleased to offer you the position of Senior Vice President/General Manager, GLT Operations, based at our Waltham headquarters, reporting to me, Rory Cowan, Chief Executive Officer. This letter is provided to you to summarize the terms and conditions of your “at will” employment, and is not intended to be, and should not be construed as, an employment contract. This offer is contingent on the successful completion of the Company’s standard background check. The details of our offer are outlined below:

Start Date: Your start date is projected to be September 16, 2013

Base Salary: Your starting gross base salary will be at the rate of $320,000 per annum. Payroll payment periods are currently bi-weekly and are subject to change at Company discretion.

Restricted Stock: Subject to approval by the Company’s Board of Directors, Lionbridge will grant you restricted stock of 80,000 shares and 20,000 options. The stock will be granted under the Company’s Stock Incentive Plan. The specific terms and conditions of such Restricted Stock grant shall be set forth in, and governed by, the Company’s standard form of Restricted Stock Agreement.

Incentive Compensation: You are eligible to participate in the Management Incentive Plan (MIP) with a target bonus for 60% of your base salary. Payment of any incentive compensation under the MIP is dependent on achievement of company performance targets relating to revenue and profitability, and achievement of personal objectives, all as established and determined by the Board of Directors.

Sign on Bonus: You will receive a sign on bonus in the amount of $47,500 which will be paid to you in the first payroll of your employment.

Severance: Should you be terminated for any reason other than cause or termination which is covered in the Change of Control agreement, you will receive a twelve (12) month severance package paid over a twelve (12) month period. You will receive benefits during the twelve (12) month period based on the benefits currently in force at time of termination.

Change of Control Agreement: You will receive a Change of Control Agreement upon hire.

Confidentiality Agreement: You will be required to sign the enclosed Business Protection Agreement (“BPA”) that sets forth your obligations of confidentiality among other topics.

Benefits: Effective on the first day of the month after you begin employment, you and eligible members of your immediate family will be able to participate in our comprehensive benefits program that currently includes a medical and dental plan, life and disability insurance, and 401(k) plan. You will also participate in the enhanced Executive benefits program. The coverage and protections afforded by these programs will be discussed with you at your orientation meeting.

Vacation: Your vacation eligibility will be four weeks per full calendar year. Vacation time does not accrue and is not carried over into subsequent years.

This offer is subject to completion of the following:

•	Criminal/ background checks

•	Fair credit reporting act documents

•	Verification of authorization to work (as described below)

Due to the Immigration Reform and Control Act of 1986, employers need to verify authorization to work in the United States. Enclosed is US Department of Justice Form I-9 that must be completed and returned to Human Resources within three business days after your start date. Please come prepared on your first day with verification documents as shown on page 2 of that form, under “Lists of Acceptable Documents.”

Rich, we believe you have a good understanding of the position as it was described to you in your interviews and are truly optimistic about the potential represented by this opportunity, as well as the contribution we feel you will make to the long term growth of Lionbridge. We would like to remind you; however, that employment with the Company is at will, meaning that either the Company or you may terminate the employment relationship at any time, for any lawful reason, with or without prior notice.

To accept our offer, please sign your name in the designated space on the last page of the BPA, and return the original to me. The BPA will be countersigned and a copy of the fully executed document will be returned to you for your records.

If you have any questions, please contact me. We look forward to working with you and to your contribution to the continued success of our company.

Welcome to the team!

Sincerely,

/s/ Rory Cowan
Rory Cowan
Chief Executive Officer

ATTACHMENTS:

•	Business Protection Agreement